EXHIBIT 21.5

List of Subsidiaries and Affiliates

of

The Boston Beer Company, Inc.

as of

December 30, 2017

A&S Brewing Collaborative LLC

(a Delaware limited liability company)

American Craft Brewery LLC

(a Massachusetts limited liability company)

Angry Orchard Cider Company, LLC

(a Delaware limited liability company)

Boston Beer Corporation

(a Massachusetts corporation)

Boston Beer Corporation Canada, Inc.

(a Canadian business corporation)

Boston Brewing Company, Inc.

(a Massachusetts corporation)

Freetown Acquisition Company, LLC

(a Massachusetts limited liability company)

Lazy River Cider Co., LLC

(a Delaware limited liability company)

Providence Street Associates, LLC

(an Ohio limited liability company)

SABC Realty, Ltd.

(an Ohio limited liability company)

TM on Hold LLC

(a Delaware limited liability company)

Hard Seltzer Beverage Company LLC

(a Delaware limited liability company)